Exhibit 99.1

Contact:	Gary Thompson – Media Caesars Entertainment Corporation (702) 407-6529	Jacqueline Beato – Investors Caesars Entertainment Corporation (702) 407-6131

Caesars Entertainment Corporation Publicly Lists Its Shares

LAS VEGAS – February 7, 2012

Caesars Entertainment Corporation (“Caesars” or the “Company”) announced today that its common stock was approved for listing on the Nasdaq Global Select Market under the symbol “CZR” and its offering of 1,811,313 shares of its common stock was priced at $9.00. Gross proceeds from this offering will be approximately $16 million before deducting the underwriting discounts and commissions and expenses.

Caesars also granted to the underwriters a 30-day option to purchase up to 271,697 additional shares of its common stock at the initial price less underwriting discounts and commissions.

In addition to the shares to be sold by Caesars in this offering, shares held by certain existing investors representing approximately 27.8 percent of the Company’s issued and outstanding capital stock have also been registered for resale, of which approximately 18.8 percent are now freely tradable, with the remainder becoming freely tradable 180 days after completion of the offering described above.

Credit Suisse and Citigroup are acting as joint book-running managers and representatives for the offering, BofA Merrill Lynch and Deutsche Bank Securities are acting as joint book-running managers for the offering and KeyBanc Capital Markets, Lebenthal & Co., LLC, and Ramirez & Co., Inc. are acting as co-managers for the offering. The offering will be made only by means of a prospectus. Copies of the prospectus related to the offering may be obtained, when available, from: Credit Suisse, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at 1-800-221-1037, or by email at newyork.prospectus@credit-suisse.com; or Citigroup, Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, or by telephone at 800 831-9146 , or by email at batprospectusdept@citi.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”). A copy of the registration statement can be accessed through the SEC’s website. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Caesars Entertainment

Caesars Entertainment Corporation is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, more than 73 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars also owns the World Series of Poker® and the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company’s reports filed with the SEC (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company’s significant indebtedness;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

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construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	the effects of environmental and structural building conditions relating to the Company’s properties;

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the ability to realize the expense reductions from the Company’s cost savings programs;

•	access to available and reasonable financing on a timely basis;

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changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions and fines and taxation;

•	the ability of the Company’s customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales;

•	the Company’s ability to recoup costs of capital investments through higher revenues;

•	acts of war or terrorist incidents, severe weather conditions, political uprisings or natural disasters;

•	access to insurance on reasonable terms for the Company’s assets;

•	abnormal gaming holds;

•	the potential difficulties in employee retention and recruitment as a result of the Company’s substantial indebtedness, the ongoing downturn in the gaming industry, or any other factor; and

•	the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.